EXHIBIT 99.2

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONAL UPDATE;
UPDATES PERFORMANCE GUIDANCE FOR 2009

•	Strong Eagle Ford wells result in additional operated rig in fourth quarter

•	Positive developments in East Texas Haynesville shale position

•	Exploratory Marcellus shale wells drilled and completed; sales line in process of being completed

DENVER, November 2, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update on the Company’s operational activity, capital investment levels for 2009, and financial guidance for 2009.  Additionally, a new presentation for this operational update and third quarter 2009 earnings has been posted on the home page of the Company’s website at stmaryland.com.  This presentation will be referenced in the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on November 3, 2009.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “The past quarter has been an important period for the company.  I am very excited about the well results in the Eagle Ford shale that we are announcing today and the recent results in our East Texas Haynesville program are encouraging.  We are continuing to make great strides in expanding our inventory and are quickly moving the company into a position to be able to organically grow production and proved reserves every year.  As we begin planning for 2010, we do so with a solid balance sheet and a greatly improved portfolio of projects that we can exploit to create value for our shareholders.”

OPERATIONS UPDATE

Eagle Ford shale – Since its last update, St. Mary has drilled and completed an additional 3 horizontal wells on its 100% working interest acreage in South Texas with sufficient production history to provide a meaningful update.

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The Galvan Ranch 1H (SM 100% WI) was spud in early June and was drilled to a vertical depth of approximately 8,500 feet.  The well had an effective lateral of 5,005 feet and used a 17 stage completion.  The well had a maximum seven day sales average of 8.0 MMCFED.  This well is the farthest south of any of the wells drilled to date and has 1,000 BTU/SCF gas with essentially no condensate yield.

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The Briscoe Apache Ranch 1H (SM 100% WI) spud in mid-July, and was drilled to a vertical depth of approximately 7,900 feet.  The well had an effective lateral length of roughly 4,000 feet and used a 14 stage completion.  The well had a maximum seven day sales average of 7.1 MMCFED.  The Apache Ranch well was drilled south of our first well in this program, the Briscoe G 1H, and north of the second well in this program, the Galvan Ranch 1H.  Consistent with the Company’s expectation, the well has a richer stream of gas at approximately 1,200 BTU/SCF.

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The Galvan Ranch 4H (SM 100% WI) spud in late August and was drilled to a vertical depth of roughly 9,100 feet.  The well had an effective lateral length of 5,000 feet and used a fifteen stage completion.  The well’s sales rate has been constrained by temporary pipeline limitations.  Currently the well is flowing at a rate of 7.0 MMCFED at a flowing wellhead pressure of 3,600 psi.  Similar to the Galvan Ranch 1H well, the production from this well is very dry with little condensate.

St. Mary’s first well in this program, the Briscoe G 1H (SM 100% WI), was initially reported to have an average sales rate over its initial seven day flow period of 5.6 MMCFED.  Using the same methodology for calculating average production rates as the wells above, the maximum seven day sales average for this well was 6.4 MMCFED.

The well design being used by the Company on its 100% acreage has evolved to one that utilizes a longer lateral and more completion stages.  Completed well costs are now estimated to be between $4.5 to $5.5 million per well, depending on well depth.

St. Mary will be completing the Briscoe G 2H (SM 100% WI) and the Briscoe B 1H (SM 100% WI) in the coming weeks.  The Company will be adding a second drilling rig in the play during November.  The seventh and eighth wells in the program, the Galvan Ranch 7H and Briscoe G 3H (both SM 100% WI) will spud early this month.

In the joint venture acreage north of the Company’s 100% working interest position, St. Mary took over from TXCO as the drilling operator in the JV earlier this year and drilled and completed the remaining three earn-in wells in Phase II of the joint venture with Anadarko Petroleum Corporation.  Consistent with the Company’s prior statements, it is clear from the initial flowback results from these wells that this portion of the play will have high condensate yields.  Anadarko is installing additional sales infrastructure to facilitate further testing.  With Phase II complete, Anadarko will take over full operatorship of the JV acreage and St. Mary plans on participating in Phase III and the subsequent development of this acreage.

St. Mary has leased or optioned 225,000 net acres in the Eagle Ford shale, with roughly 159,000 net acres of operated, high working interest acreage and approximately 66,000 net acres in the joint venture.
Haynesville shale – The Company’s first vertical Haynesville well, the USA BL #1 (SM 100% WI), was drilled and completed in northern San Augustine County, Texas. The well had a maximum seven day sales average of 1.9 MMCFED.  St. Mary believes this is a positive development for its Haynesville program.  Studies performed by the Company and others in the industry suggest that the potential IP of a horizontal well in the play can be estimated from a vertical well test by multiplying by a factor of six to eight.  Recent horizontal wells reported by offset operators have also provided encouraging data points in the area.  This well was cored and logged and the Company believes the rock quality is similar to some of the better areas of the play in Louisiana.    The second vertical well in the Haynesville program, the Blackstone PB #1 (SM 100% WI), is currently drilling in southern Shelby County, Texas.  St. Mary has been shooting 3D seismic over its East Texas acreage and expects to have the data by the middle of the first quarter of 2010.

Marcellus shale – St. Mary has drilled and completed its first two horizontal wells in this program.  The wells are the Potato Creek 1H and the Potato Creek 3H (both SM 70% WI).  These wells are located in McKean County, Pennsylvania.  The Company is currently laying a temporary sales pipeline to test the first well.  As a reminder, St. Mary has a total acreage position of approximately 41,000 net acres in McKean and Potter Counties in north central Pennsylvania.

Granite Wash – The Company recently participated as a non-operating partner in a horizontal Granite Wash well on the eastern side of its acreage position.  The well, the Hostetter #1-23H (SM 25% WI), is operated by Apache Corporation and had operator-reported production of 17 MMcf of gas and 800 barrels of liquid hydrocarbons per day.  St. Mary believes this result is indicative of the resource potential in a number of locations across its acreage postion.  The Company plans to move one of the rigs currently drilling in its Deep Springer program to the western side of its acreage position by year end. St. Mary has approximately 31,000 net acres with potential for horizontal Granite Wash development.  All of this acreage is held by production.

Woodford Shale – St. Mary recently completed drilling operations on the last well in a planned simul-frac pilot.  Four offset wells will be completed near an existing well in a 320 acre half section.  This pilot and the previously announced simul-frac pilot on 128-acre spacing are aimed at determining the optimal spacing for future development.  The Company expects to have the wells in the current pilot completed by the end of 2009.  The leasehold in this play is almost entirely held by production and St. Mary has no operating rigs running in the program due to lower natural gas prices.

Bakken/Three Forks Sanish – St. Mary picked up an operated drilling rig in the Williston Basin in September.  The Company plans to test the Bakken and Three Forks Sanish formations on its Bear Den acreage, which is southwest of the Nesson Anticline in eastern McKenzie County, North Dakota.  St. Mary also plans to test the Three Forks Sanish formation in Divide County, North Dakota.
Wolfberry Tight Oil – Two operated rigs are currently operating at Sweetie Peck in the Wolfberry tight oil play, which is up from zero rigs earlier in the year.  During 2010 the Company will be evaluating the potential of 20-acre downspacing in the play.

Rocky Mountain Oil Property Divestiture – The Company is currently marketing a package of non-core Rocky Mountain oil properties in Wyoming and North Dakota.  These assets will be monetized to help fund the continued development of the Company’s strategic resource plays and to increase focus on resource play opportunities.  These properties have current production of roughly 3,000 BOED and the marketing firm has estimated proved reserves for the package to be approximately 20 MMBOE (93% oil).  The data room is set to open on November 02, 2009.

2009 CAPITAL INVESTMENT AND OPERATIONAL UPDATE
Revised 2009 Exploration & Development Capital Outlook
($ in millions)
Eagle Ford, Haynesville & Marcellus	$117

Development activity
Wolfberry	56
Bakken/TFS	27
Woodford shale	47
Cotton Valley & James Lime	15
Other	26

Other exploration	14

Land & Seismic	84
Overhead & Facilities	64
TOTAL	$450

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the fourth quarter of 2009 is as follows:

4th Quarter
Oil and gas production	24.75 – 26.25 BCFE
Lease operating expense	$1.35 – $1.40/MCFE
Transportation expense	$0.20 – $0.25/MCFE
Production taxes	$0.45 – $0.50/MCFE
General and admin. – cash	$0.68 – $0.73MCFE
General and admin. – non-cash	$0.18 – $0.20MCFE
Depreciation, depletion, & amort.	$2.50 – $2.70/MCFE
Interest expense – non-cash	$3.3 million
Effective income tax rate	38%

The guidance above does not include any production volume impact from future acquisitions or divestitures.

Hedging update – Below is an updated summary hedging schedule for the Company.  The table reflects hedges entered into after the end of the third quarter of 2009.  All of the prices in the table have been converted to an average NYMEX equivalent for ease of comparison.  All of the oil trades are settled against NYMEX.  The gas contracts settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  Approximately 57% and 41%, respectively, of the Company’s estimated oil and natural gas production are hedged for the remainder of 2009.  For detailed schedules on the Company’s hedging program, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2009, which is expected to be filed with the Securities and Exchange Commission on November 3, 2009.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2009			2009
Q4	459,000	$72.31	Q4	384,500	$50.00	$67.31
2010			2010
Q1	468,000	$69.92	Q1	337,500	$50.00	$64.91
Q2	426,000	$69.46	Q2	341,000	$50.00	$64.91
Q3	393,000	$68.77	Q3	344,500	$50.00	$64.91
Q4	309,000	$66.06	Q4	344,500	$50.00	$64.91
2011	1,164,000	$67.06	2011	1,236,000	$50.00	$63.70
2012	566,300	$78.95

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2009			2009
Q4	4,770,000	$7.62	Q4	2,285,000	$5.35	$9.35
2010			2010
Q1	5,410,000	$7.62	Q1	1,950,000	$5.48	$7.77
Q2	4,820,000	$6.76	Q2	1,955,000	$5.58	$7.87
Q3	4,360,000	$6.81	Q3	1,960,000	$5.52	$7.80
Q4	3,950,000	$6.92	Q4	1,960,000	$5.64	$7.93
2011	12,030,000	$6.76	2011	6,625,000	$5.71	$6.94
2012	4,650,000	$6.79

Natural Gas Liquid Swaps* - Mont. Belvieu

	Bbls	$/Bbl
2009
Q4	113,090	$42.46
2010
Q1	105,090	$42.05
Q2	98,650	$41.31
Q3	92,898	$41.18
Q4	87,750	$41.11
2011	311,312	$38.51
2012	136,176	$38.33

* Volumes and revenues associated with natural gas liquids are reported as wet gas in the Company's financial and operating results

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “expect,” “encourage,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, the pending nature of reported divestiture plans for certain non-core oil and gas properties as well as the ability to complete divestiture transactions and the uncertain nature of the amount of proceeds that may be received from divestitures, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q which are filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged  in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil.  St. Mary routinely posts important information about the Company on its website.  For more information about St. Mary, please visit its website at stmaryland.com.